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                                                                      EXHIBIT 12

                               LAND O'LAKES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                          2004        2003        2002         2001        2000
                                                                       -------------------------------------------------------------
Earnings:
Earnings (loss) before income taxes and discontinued operations...       $  29,584    $107,619    $114,161     $ 56,652    $ 81,983
(Less) Add: Equity in (earnings) loss of affiliated
  companies.......................................................         (58,412)    (57,249)    (24,166)     (45,258)     39,051
Add (Less): Minority interest in earnings (loss)
  of subsidiaries.................................................           1,648       6,366       5,487        6,882      (1,445)
Add: Distributed income of equity investees.......................          47,846      37,356      26,407        3,048       1,477
Add: Fixed Charges (1)............................................         105,529      17,220      14,804       11,585      10,570
Less: Capitalized interest........................................             (68)         (8)       (143)        (126)     (1,457)
                                                                       -------------------------------------------------------------
        Earnings available to cover fixed charges.................       $ 126,127    $111,304    $136,550     $ 32,783    $130,179
Ratio of earnings to fixed charges................................             1.2x        1.9x        2.3x         1.3x       2.7x

(1) Fixed charges consist of the following:

                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                          2004        2003        2002         2001        2000
                                                                       -------------------------------------------------------------
Interest expense, gross...........................................       $  88,356    $ 86,541    $ 82,011     $ 62,246    $ 58,733
Rentals (interest factor).........................................          17,173      17,220      14,804       11,585      10,570
                                                                       -------------------------------------------------------------
    Total fixed charges...........................................       $ 105,529    $103,761    $ 96,815     $ 73,831    $ 69,303